Exhibit 99.15
FOR IMMEDIATE RELEASE

Johnson & Johnson Reports 2009 Second-Quarter Results:

Sales of $15.2 Billion Decreased 7.4% Versus 2008 Second Quarter
 EPS of $1.15 Decreased 2.5%* Versus 2008 Second Quarter, Excluding 2008 Special Items

New Brunswick, NJ (July 14, 2009) – Johnson & Johnson today announced sales of $15.2 billion for the second quarter of 2009, a decrease of 7.4% as compared to the second quarter of 2008. Operational results declined 1.4% and the negative impact of currency was 6.0%.  Domestic sales declined 6.7%, while international sales declined 8.0%, reflecting operational growth of 3.9% and a negative currency impact of 11.9%.

Net earnings and diluted earnings per share for the second quarter of 2009 were $3.2 billion and $1.15, respectively. The second quarter of 2008 included an after-tax in-process research and development charge of $40 million.  Excluding this charge, net earnings for the quarter and diluted earnings per share represent decreases of 4.7% and 2.5%, respectively, as compared to the same period in 2008.*  The Company confirmed its earnings guidance for full-year 2009 of $4.45 - $4.55 per share, which excludes the  impact of  special items.

 “I am proud of the accomplishments of our people in continuing to deliver very solid operational results in light of the significant impacts of patent expirations and the economic environment,” said William C. Weldon, Chairman and Chief Executive Officer.  “Our investments through internal research and development, strategic partnerships and acquisitions have allowed us to build what is considered by many to be one of the best pipelines in our industry.  We will continue to invest in our portfolio of innovative products to meet the needs of patients and consumers around the world.”

Worldwide Consumer sales of $3.9 billion for the second quarter represented a decrease of 4.5% versus the prior year with an increase of 3.1% operationally and a negative impact from currency of 7.6%. Domestic sales increased 0.8%, while international sales decreased 8.4%; which reflected an operational increase of 4.7% and a negative currency impact of 13.1%.

LISTERINE® antiseptic mouthrinse and the skin care lines of NEUTROGENA® and AVEENO® contributed to operational sales growth during the quarter. Other growth drivers were sales from the recently completed acquisition of the French company Vania Expansion SNC.

Worldwide Pharmaceutical sales of $5.5 billion for the second quarter represented a decrease versus the prior year of 13.3% with an operational decline of 8.5% and a negative impact from currency of 4.8%. Domestic sales decreased 16.4%, while international sales decreased 8.7%; which reflected an operational increase of 3.3% and a negative currency impact of 12.0%.

REMICADE® (infliximab), a biologic approved for the treatment of a number of immune mediated inflammatory diseases; PREZISTATM (darunavir), a treatment for HIV; VELCADE® (bortezomib), a treatment for multiple myeloma; and CONCERTA® (methylphenidate HCI), a treatment for attention deficit hyperactivity disorder,  had strong operational sales performance during the quarter. Sales results of TOPAMAX® (topiramate), an anti-epileptic, and RISPERDAL® (risperidone), an antipsychotic medication, were negatively impacted by generic competition.

During the quarter, the U.S. Food and Drug Administration (FDA) approved SIMPONI™ (golimumab) for the treatment of adults with moderately to severely active rheumatoid arthritis in combination with methotrexate, active psoriatic arthritis with or without methotrexate, and active ankylosing spondylitis. The FDA also approved the Supplemental New Drug Applications (sNDAs) for the use of RISPERDAL® CONSTA® (risperidone) Long-Acting Treatment as both monotherapy and adjunctive therapy to lithium or valproate in the maintenance treatment of Bipolar I Disorder. The Drug Enforcement Administration (DEA) issued their final ruling and placed NUCYNTA™ (tapentadol) CII immediate release tablets for the relief of moderate to severe acute pain in patients 18 years of age or older into Schedule II of the Controlled Substances Act.  The product is now available to patients.

The Company also announced a definitive agreement to acquire Cougar Biotechnology, a development stage biopharmaceutical company with a specific focus on oncology, for approximately $1.0 billion in a cash tender offer.  On July 9, 2009, the acquisition of Cougar Biotechnology was completed.  On July 2, 2009, the Company announced a definitive agreement with Elan Corporation, plc. whereby Johnson & Johnson will acquire substantially all of the assets and rights of Elan related to its Alzheimer's Immunotherapy Program and will invest $1 billion in Elan newly issued American Depositary Receipts (ADRs).

Worldwide Medical Devices and Diagnostics sales of $5.9 billion for the second quarter represented a decrease of 3.1% versus the prior year with an operational increase of 2.9% and a negative currency impact of 6.0%. Domestic sales increased 1.9%, while international sales decreased 7.2%; which reflected an operational increase of 3.7% and a negative currency impact of 10.9%.

Primary contributors to the operational growth included Ethicon’s surgical care products; Ortho-Clinical Diagnostics’ professional products; Ethicon Endo-Surgery’s minimally invasive products; and DePuy’s orthopaedic joint reconstruction, spine, and sports medicine businesses. Also contributing to growth were sales of products acquired as part of the completed acquisition of Mentor Corporation, a leading supplier of medical products for the global aesthetic market. This growth was partially offset by lower sales in the Cordis franchise, reflecting new competitive entries in the drug-eluting stent market as well as the 2008 divestiture of the Professional Wound Care products in our Ethicon business.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 117,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings and diluted earnings per share excluding special items, such as after-tax in-process research and development charges, are non-GAAP financial measures and should not be considered replacements for GAAP results. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the Investor Relations section of the Company’s website at www.jnj.com.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm. The schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises. Additional information on Johnson & Johnson can be found on the Company’s website at www.jnj.com.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)